                                                                     EXHIBIT 2.1



                      AGREEMENT AND PLAN OF REORGANIZATION



                                  BY AND AMONG



                                 INFOSPACE, INC.



                            GIANTS ACQUISITION CORP.



                                       AND



                                  GO2NET, INC.

                                TABLE OF CONTENTS

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                                                                                                          PAGE
ARTICLE I THE MERGER........................................................................................2
         1.1      THE MERGER................................................................................2
         1.2      EFFECTIVE TIME; CLOSING...................................................................2
         1.3      EFFECT OF THE MERGER......................................................................2
         1.4      CERTIFICATE OF INCORPORATION; BYLAWS......................................................3
         1.5      DIRECTORS AND OFFICERS....................................................................3
         1.6      EFFECT ON CAPITAL STOCK...................................................................3
         1.7      SURRENDER OF CERTIFICATES.................................................................4
         1.8      NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK.......................................6
         1.9      LOST, STOLEN OR DESTROYED CERTIFICATES....................................................6
         1.10     TAX AND ACCOUNTING CONSEQUENCES...........................................................7
         1.11     TAKING OF NECESSARY ACTION; FURTHER ACTION................................................7

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY........................................................7
         2.1      ORGANIZATION OF COMPANY...................................................................7
         2.2      COMPANY CAPITAL STRUCTURE.................................................................8
         2.3      OBLIGATIONS WITH RESPECT TO CAPITAL STOCK.................................................8
         2.4      Authority.................................................................................9
         2.5      SEC FILINGS; COMPANY FINANCIAL STATEMENTS................................................10
         2.6      ABSENCE OF CERTAIN CHANGES OR EVENTS.....................................................11
         2.7      TAXES....................................................................................12
         2.8      COMPANY INTELLECTUAL PROPERTY............................................................13
         2.9      COMPLIANCE; PERMITS; RESTRICTIONS........................................................15
         2.10     LITIGATION...............................................................................16
         2.11     BROKERS'AND FINDERS'FEES.................................................................16
         2.12     EMPLOYEE BENEFIT PLANS...................................................................16
         2.13     ABSENCE OF LIENS AND ENCUMBRANCES........................................................18
         2.14     ENVIRONMENTAL MATTERS....................................................................19
         2.15     LABOR MATTERS............................................................................19
         2.16     AGREEMENTS, CONTRACTS AND COMMITMENTS....................................................19
         2.17     STATEMENTS; JOINT PROXY STATEMENT/PROSPECTUS.............................................21
         2.18     BOARD APPROVAL...........................................................................22
         2.19     STATE TAKEOVER STATUTES..................................................................22
         2.20     FAIRNESS OPINION.........................................................................22

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB........................................22
         3.1      ORGANIZATION OF PARENT...................................................................23
         3.2      PARENT CAPITAL STRUCTURE.................................................................23
         3.3      OBLIGATIONS WITH RESPECT TO CAPITAL STOCK................................................24

                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                          PAGE
         3.4      AUTHORITY................................................................................24
         3.5      SEC FILINGS; PARENT FINANCIAL STATEMENTS.................................................26
         3.6      ABSENCE OF CERTAIN CHANGES OR EVENTS.....................................................27
         3.7      TAXES....................................................................................27
         3.8      PARENT INTELLECTUAL PROPERTY.............................................................27
         3.9      COMPLIANCE; PERMITS; RESTRICTIONS........................................................29
         3.10     LITIGATION...............................................................................30
         3.11     BROKERS'AND FINDERS'FEES.................................................................30
         3.12     EMPLOYEE BENEFIT PLANS...................................................................30
         3.13     ABSENCE OF LIENS AND ENCUMBRANCES........................................................32
         3.14     ENVIRONMENTAL MATTERS....................................................................32
         3.15     LABOR MATTERS............................................................................32
         3.16     AGREEMENTS, CONTRACTS AND COMMITMENTS....................................................33
         3.17     STATEMENTS; JOINT PROXY STATEMENT/PROSPECTUS.............................................34
         3.18     BOARD APPROVAL...........................................................................35
         3.19     STATE TAKEOVER STATUTES..................................................................35
         3.20     FAIRNESS OPINION.........................................................................35

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME.............................................................36
         4.1      CONDUCT OF BUSINESS BY COMPANY...........................................................36
         4.2      CONDUCT OF BUSINESS BY PARENT............................................................39

ARTICLE V ADDITIONAL AGREEMENTS............................................................................42
         5.1      JOINT PROXY STATEMENT/PROSPECTUS; S-4; OTHER FILINGS; BOARD RECOMMENDATIONS..............42
         5.2      STOCKHOLDER MEETINGS.....................................................................44
         5.3      CONFIDENTIALITY; ACCESS TO INFORMATION...................................................46
         5.4      NO SOLICITATION..........................................................................46
         5.5      PUBLIC DISCLOSURE........................................................................48
         5.6      COMMERCIALLY REASONABLE EFFORTS; NOTIFICATION............................................48
         5.7      THIRD PARTY CONSENTS.....................................................................50
         5.8      STOCK OPTIONS; ESPP AND EMPLOYEE BENEFITS................................................50
         5.9      FORM S-8.................................................................................51
         5.10     INDEMNIFICATION..........................................................................51
         5.11     AFFILIATE AGREEMENTS.....................................................................52
         5.12     REGULATORY FILINGS; REASONABLE EFFORTS...................................................53
         5.13     ACTION BY BOARD OF DIRECTORS.............................................................53
         5.14     PARENT OF BOARD OF DIRECTORS.............................................................54
         5.15     NASDAQ LISTING...........................................................................54
         5.16     OPINION OF ACCOUNTANTS...................................................................54
         5.17     TAX-FREE REORGANIZATION..................................................................55
         5.18     NON-DISCLOSURE, INVENTION RELEASE AND NON-COMPETITION AGREEMENTS.........................55

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                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                          PAGE
ARTICLE VI CONDITIONS TO THE MERGER........................................................................55
         6.1      CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER.............................55
         6.2      ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY..........................................56
         6.3      ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB........................57

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER..............................................................58
         7.1      TERMINATION..............................................................................58
         7.2      NOTICE OF TERMINATION; EFFECT OF TERMINATION.............................................60
         7.3      FEES AND EXPENSES........................................................................61
         7.4      AMENDMENT................................................................................62
         7.5      EXTENSION; WAIVER........................................................................62

ARTICLE VIII GENERAL PROVISIONS............................................................................62
         8.1      NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES...........................................62
         8.2      NOTICES..................................................................................62
         8.3      INTERPRETATION...........................................................................63
         8.4      COUNTERPARTS.............................................................................64
         8.5      ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES..............................................65
         8.6      SEVERABILITY.............................................................................65
         8.7      OTHER REMEDIES; SPECIFIC PERFORMANCE.....................................................65
         8.8      GOVERNING LAW............................................................................65
         8.9      RULES OF CONSTRUCTION....................................................................66
         8.10     ASSIGNMENT...............................................................................66
         8.11     WAIVER OF JURY TRIAL.....................................................................66

                                INDEX OF EXHIBITS

Exhibit A-1       Form of Company Voting Agreement

Exhibit A-2       Form of Parent Voting Agreement

Exhibit B         Form of Stock Option Agreement

Exhibit C-1       Form of Company Affiliate Agreement

Exhibit C-2       Form of Parent Affiliate Agreement

Exhibit D         Form of Acknowledgment Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

         This AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made and entered into as of July 26, 2000, among InfoSpace, Inc., a Delaware corporation ("PARENT"), Giants Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and Go2Net, Inc., a Delaware corporation ("COMPANY").

                                    RECITALS

     A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("DELAWARE LAW"), Parent, Merger Sub and Company intend to enter into a business combination transaction.

     B. The Board of Directors of Company (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of Company and fair to, and in the best interests of, Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable and (iv) has determined to recommend that the stockholders of Company adopt this Agreement.

     C. The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable and (iv) has determined to recommend that the stockholders of Parent approve the issuance of shares of Parent Common Stock (as defined below) pursuant to the Merger (the "SHARE ISSUANCE").

     D. Concurrently with the execution of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement: (1) certain stockholders of Company are entering into Voting Agreements in substantially the form attached hereto as EXHIBIT A-1 (the "COMPANY VOTING AGREEMENTS"), (2) Company is executing and delivering a Stock Option Agreement in favor of Parent in substantially the form attached hereto as EXHIBIT B (the "STOCK OPTION AGREEMENT"), (3) certain Company Affiliates are entering into Company Affiliate Agreements in substantially the form attached hereto as EXHIBIT C-1 (the "COMPANY AFFILIATE AGREEMENTS"), and (4) certain individuals are entering into Acknowledgment Agreements in substantially the form attached hereto as EXHIBIT D (the "ACKNOWLEDGMENT AGREEMENTS").

     E. Concurrently with the execution of this Agreement and as a condition and inducement to Company's willingness to enter into this Agreement: (1) certain stockholders of Parent are entering into Voting Agreements in substantially the form attached hereto as EXHIBIT A-2 (the "PARENT VOTING AGREEMENTS"), and (2) certain Parent affiliates are entering into Parent Affiliate Agreements in substantially the form attached as EXHIBIT C-2 hereto (the "PARENT AFFILIATE AGREEMENTS").

     E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

     F. It is also intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                  ARTICLE I
                                 THE MERGER

     1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Company (the "MERGER"), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     1.2 EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "CERTIFICATE OF MERGER") (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

     1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 CERTIFICATE OF INCORPORATION; BYLAWS.

         (a) At the Effective Time, subject to the provisions of Section 5.10, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving

Corporation; PROVIDED, HOWEVER, that the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Go2Net, Inc.".


         (b) Subject to the provisions of Section 5.10, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the effective time, the Bylaws of the Surviving Corporation.

     1.5 DIRECTORS AND OFFICERS. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time until their successors shall have been duly elected and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time.

     1.6 EFFECT ON CAPITAL STOCK. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holders of any of the following securities, the following shall occur:

         (a) CONVERSION OF COMPANY COMMON STOCK. In accordance with the Certificate of Designation of the Company, each share of Preferred Stock, par value $0.01 per share (the "COMPANY PREFERRED STOCK") issued and outstanding immediately prior to the Effective Time will automatically be converted into
30.2526 shares of Common Stock, par value $0.01 per share, of Company (the "COMPANY COMMON STOCK"). Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Preferred Stock converted into Company Common Stock, but excluding any share of Company Common Stock to be canceled and extinguished pursuant to Section 1.6(b)) will be automatically converted (subject to Sections 1.6(e) and (f)) into 1.82 (the "EXCHANGE Ratio") of a share of Common Stock, par value $0.001 per share, of Parent (the "PARENT COMMON STOCK"), which shall be referred to in this Agreement as the "MERGER CONSIDERATION." If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

         (b) CANCELLATION OF COMPANY-OWNED STOCK. Each share of Company Common Stock held by Company or any direct or indirect wholly-owned subsidiary of Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

         (c) STOCK OPTIONS; EMPLOYEE STOCK PURCHASE PLANS. At the Effective Time, all options to purchase Company Common Stock then outstanding under Company's 2000 Stock Option Plan and 1996 Stock Option Plan, the Authorize.Net Corporation 1999 Stock Incentive Plan, the Silicon Investor, Inc. 1996 Plan, the Web 21 Stock Option Plan, the Haggle Online, Inc. Non-qualified Stock Option Agreement and the IQC Option to Purchase Common Stock (collectively, the

"COMPANY OPTION PLANS"), and Company Option Plans themselves, shall be assumed by Parent in accordance with Section 5.8. At the Effective Time, Company's 1999 Employee Stock Purchase Plan (the "ESPP") will be terminated in accordance with
Section 5.8.

         (d) CAPITAL STOCK OF MERGER SUB. Each share of Common Stock, $0.001 par value per share, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

         (e) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Parent Common Stock or Company Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

         (f) FRACTIONAL SHARES. No fraction of a share of Parent Common
Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificates(s) (as defined in Section 1.7(c)) receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the five (5) most recent days that Parent Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market ("NASDAQ").

     1.7 SURRENDER OF CERTIFICATES.

         (a) EXCHANGE AGENT. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to Company to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

         (b) PARENT TO PROVIDE COMMON STOCK. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to
Section 1.6(a) in exchange for outstanding shares of Company Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d).

         (c) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, and in no event later than fifteen (15) days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective
Time) of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES")
(i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted pursuant to
Section 1.6(a), payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) and any dividends or other distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed, from and after the Effective Time, to evidence only the ownership of the number of whole shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted (including any voting, notice or other rights associated with the ownership of such shares of Parent Common Stock under the Certificate of Incorporation or Bylaws of Parent or under Delaware Law) and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or other distributions payable pursuant to Section 1.7(d).

         (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. Dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby when the holders of record of such Certificates surrender such Certificates.

         (e) TRANSFERS OF OWNERSHIP. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have (i) paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or (ii) established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

         (f) REQUIRED WITHHOLDING. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or state, local or foreign law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

         (g) NO LIABILITY. Notwithstanding anything to the contrary in this
Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.8 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Sections 1.6(f) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. There shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

         1.9 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6(a), cash for fractional shares, if any, as may be required pursuant to
Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d); PROVIDED, HOWEVER, that the Exchange Agent, may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock and the payment of cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.10 TAX AND ACCOUNTING CONSEQUENCES.

         (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Accordingly, both prior to and after the Closing, each party's books and records shall be maintained and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a reverse triangular merger under Section 368(a)(2)(E) of the Code. Each party shall provide to each other such information, reports, returns or schedules as may be reasonably required to assist such party in accounting for and reporting the Merger being so qualified.

         (b) It is intended by the parties hereto that the Merger shall qualify as a pooling of interests for accounting purposes.

     1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Parent and the Surviving Corporation shall be fully authorized (in the name of Merger Sub, Company, the Surviving Corporation and otherwise) to take all such necessary action.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

         Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are disclosed in writing in the disclosure letter supplied by Company to Parent dated as of the date hereof (the "COMPANY Schedule"), which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Company contained in the section of this Agreement corresponding by number to such disclosure and the other representations and warranties herein to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties, as follows:

     2.1 ORGANIZATION OF COMPANY.

         (a) Company and each of its subsidiaries is a corporation or limited liability company duly organized, validly existing and in good corporate or limited liability company standing under the laws of the jurisdiction of its incorporation; has the corporate or limited liability power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and in good corporate or limited liability standing as a foreign corporation or limited liability company in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined in Section 8.3) on Company.

         (b) Company has delivered to Parent a true and complete list of all of Company's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and Company's equity interest therein. (c) Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of Company and similar governing instruments of each of its material subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

     2.2 COMPANY CAPITAL STRUCTURE. The authorized capital stock of Company consists of 499,000,000 shares of Common Stock, par value $0.01 per share, of which there were 31,356,368 shares issued and outstanding as of July 19, 2000, and 1,000,000 shares of Preferred Stock, par value $0.01 per share ("COMPANY PREFERRED STOCK"), of which there were 300,000 shares issued and outstanding as of July 19, 2000. All outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Company or any agreement or document to which Company is a party or by which it is bound. As of July 19, 2000, Company had reserved an aggregate of 18,520,375 shares of Company Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Company Stock Option Plans, under which options are outstanding for an aggregate of 14,323,344 shares and under which 4,273,717 shares are available for grant as of July 19, 2000. As of July 19, 2000, Company has reserved 1,000,000 shares of Company Common Stock for issuance under the ESPP, of which 6,655 shares had been issued. As of July 19, 2000, the Company had reserved 9,075,783 shares of Company Common Stock for issuance upon conversion of the Company Preferred Stock. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

     2.3 OBLIGATIONS WITH RESPECT TO CAPITAL STOCK.

     Except as set forth in Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of Company, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except for securities Company owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Company there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

     2.4 Authority.

         (a) Company has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and the execution and delivery of the Stock Option Agreement and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of Company, subject only to the adoption of this Agreement by Company's stockholders and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. A vote of the holders of at least (i) a majority of the outstanding shares of the Company Common Stock and Company Preferred Stock, voting as a single class with the Company Preferred Stock voting on an as-converted basis), and (ii) a majority of the outstanding shares of Company Preferred Stock voting as a single class, is required for Company's stockholders to approve and adopt this Agreement and approve the Merger. This Agreement and the Company Stock Option Agreement have been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and, if applicable, Merger Sub, constitute the valid and binding obligations of Company, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement and the Stock Option Agreement by Company do not, and the performance of this Agreement and the Stock Option Agreement by Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Company or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Share Issuance by Parent's stockholders as contemplated in
Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not, in the case of clause
(ii) or (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

         (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality ("GOVERNMENTAL ENTITY") is required by or with respect to Company in connection with the execution and delivery of this Agreement and the Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of a Form S-4 Registration Statement (the "S-4") with the Securities and Exchange Commission ("SEC") in accordance with the Securities Act of 1933, as amended (the "SECURITIES ACT"), (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware, (iii) the filing of the Joint Proxy Statement/Prospectus (as defined in Section 2.18) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and the laws of any foreign country and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be material to Company or Parent or have a material adverse effect on the ability of the parties to consummate the Merger.

     2.5 SEC FILINGS; COMPANY FINANCIAL STATEMENTS.

         (a) Company has filed all forms, reports and documents required to be filed with the SEC since the initial filing date of the registration statement for Company's initial public offering, and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Company may file subsequent to the date hereof) are referred to herein as the "COMPANY SEC REPORTS." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

         (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "COMPANY FINANCIALS"), including any Company SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Company and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Company as of June 30, 2000 is hereinafter referred to as the "COMPANY BALANCE SHEET." Except as disclosed in the Company

Financials, neither Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except liabilities
(i) provided for in the Company Balance Sheet, or (ii) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and which would not reasonably be expected to have a Material Adverse Effect on the Company.

         (c) Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which will be required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

     2.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Company Balance Sheet, there has not been: (i) any Material Adverse Effect on Company,
(ii) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

     2.7 TAXES.

     DEFINITION OF TAXES. For the purposes of this Agreement, "TAX" or, collectively, "TAXES", means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

         (a) TAX RETURNS AND AUDITS.

             (i) Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by Company and each of its subsidiaries with any Tax authority, except such Returns which are not material to Company. Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

             (ii) Company and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act and other Taxes required to be withheld, except such Taxes which are not material to Company.

             (iii) Neither Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, assessed, or, to Company's knowledge, proposed against Company or any of its subsidiaries, nor has Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

             (iv) No audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination.

             (v) No adjustment relating to any Returns filed by Company or any of its subsidiaries has been proposed in writing formally or to Company's knowledge informally by any Tax authority to Company or any of its subsidiaries or any representative thereof.

             (vi) Neither Company nor any of its subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any liability for unpaid Taxes that may have accrued since June 30, 2000 in connection with the operation of the business of Company and its subsidiaries in the ordinary course.

             (vii) There is no contract, agreement, plan or arrangement to which Company or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

             (viii) Neither Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company or any of its subsidiaries.

             (ix) Neither Company nor any of its subsidiaries (A) has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a consolidated group the common parent of which is Company), (B) is a party to any Tax sharing or Tax allocation agreement, arrangement or understanding, (C) is liable for the Taxes of any other person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, and (D) is a party to any joint venture, partnership or other arrangement that could be treated as a partnership for income Tax purposes.

(x)
Neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(xi) None of Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

2.8 COMPANY INTELLECTUAL PROPERTY. For the purposes of this Agreement, the following terms have the following definitions:

         "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all domain names; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

         "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company or any of its subsidiaries.

         "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

         "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Company or any of its subsidiaries.

             (a) No Company Intellectual Property or product or service of Company or any of its subsidiaries is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company or any of its subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property.

             (b) Company or one of its subsidiaries owns and has good and exclusive title to, or has license to (sufficient for the conduct of its business as currently conducted and as proposed to be conducted), each material item of Company Intellectual Property or other Intellectual Property used by Company or any of its subsidiaries free and clear of any lien or encumbrance (excluding licenses and related restrictions); and Company or one of its subsidiaries is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Company and its subsidiaries, including the sale of any products or the provision of any services by Company and its subsidiaries.

             (c) Company or one of its subsidiaries owns exclusively, and has good title to, all copyrighted works that are Company products or which Company or any of its subsidiaries otherwise expressly purports to own.

             (d) To the extent that any material Intellectual Property has been developed or created by a third party for Company or any of its subsidiaries, Company or one of its subsidiaries has a written agreement with such third party with respect thereto and Company or one of its subsidiaries thereby either (i) has obtained ownership of, and is the exclusive owner of, or
(ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment.

             (e) Neither Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any third party.

             (f) To the knowledge of Company, the operation of the business of Company and its subsidiaries as such business currently is conducted, including Company's and its subsidiaries' design, development, manufacture, marketing and sale of the products or services of Company and its subsidiaries (including products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

             (g) Neither Company nor any of its subsidiaries has received notice from any third party that the operation of the business of Company or any of its subsidiaries or any act, product or service of Company or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

             (h) To the knowledge of Company, no person has materially infringed or is materially infringing or misappropriating any Company Intellectual Property.

             (i) Company and each of its subsidiaries has taken reasonable steps to protect Company's and its subsidiaries' rights in Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company or any of its subsidiaries, and, without limiting the foregoing, each of Company and its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of Company and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Company.

2.9 COMPLIANCE; PERMITS; RESTRICTIONS.

             (a) Neither Company nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound or affected. To the knowledge of Company, no investigation or review by any Governmental Entity is pending or threatened against Company or its subsidiaries, nor has any Governmental Entity indicated in writing an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its subsidiaries, any acquisition of material property by Company or any of its subsidiaries or the conduct of business by Company as currently conducted.

             (b) Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Company (collectively, the "COMPANY PERMITS"). Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits.

2.10 LITIGATION.


         As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Company or any of its subsidiaries has received any notice of assertion nor, to Company's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Company or any of its subsidiaries which reasonably would be likely to be material to Company, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

2.11 BROKERS' AND FINDERS' FEES.

         Except for fees payable to Merrill Lynch & Co. pursuant to an engagement letter dated July 17, 2000, copies of which have been provided to Parent,

Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.12 EMPLOYEE BENEFIT PLANS.

             (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments, agreements or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) covering any active or former employee, director or consultant of Company ("COMPANY EMPLOYEE" which shall for this purpose mean an employee of Company or an ERISA Affiliate (as defined below)), any subsidiary of Company or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Company within the meaning of Section 414 of the Code (an "ERISA AFFILIATE"), or with respect to which Company has or, to its knowledge, may in the future have liability, are listed in Section 2.12(a) of the Company Schedule (the "COMPANY PLANS"). Company has provided or will make available to
Parent: (i) correct and complete copies of all documents embodying each Company Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Company Plan; (ii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Plan; (iv) all IRS determination, opinion, notification and advisory letters;
(v) all material correspondence to or from any governmental agency relating to any Company Plan; (vi) all forms and related notices required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA");
(vii) the most recent discrimination tests for each Company Plan; (viii) the most recent actuarial valuations, if any, prepared for each Company Plan; (ix) if the Company Plan is funded, the most recent annual and periodic accounting of the Company Plan assets; and (x) all communication to Company Employees relating to any Company Plan and any proposed Company Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules, or other events which would result in any material liability to Company or any ERISA AFFILIATE.

             (b) Each Company Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA and the Code, which are applicable to such Company Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Company Plan activities) has been brought, or to the knowledge of Company, is threatened, against or with respect to any such Company Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the Internal Revenue Service (the "IRS") or Department of Labor (the "DOL") with respect to any Company Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Company Plans have been timely made or accrued. Any Company Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. To the knowledge of Company, no condition or circumstance exists giving rise to a material likelihood that any such Company Plan would not be treated as qualified by the IRS. Company does not have any plan or commitment to establish any new Company Plan, to modify any Company Plan (except to the extent required by law or to conform any such Company Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by the terms of any Company Plan or this Agreement), or to enter into any new Company Plan. Each Company Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its ERISA Affiliates (other than ordinary administration expenses).

             (c) Neither Company, any of its subsidiaries, nor any of their ERISA Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or
Section 412 of the Code and at no time has Company contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA. Neither Company, any of its subsidiaries, nor any officer or director of Company or any of its subsidiaries is subject to any material liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code and Section 408 of ERISA, has occurred with respect to any Company Plan which could subject Company or its ERISA Affiliates to material liability.

             (d) None of the Company Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither Company nor any of its subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any Company Employee, former employee, director, consultant or other person, except to the extent required by statute.

             (e) Except as would not have a Material Adverse Effect, Company is in compliance in all material respects with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

             (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or Company Employee or any of its subsidiaries under any Company Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.13 ABSENCE OF LIENS AND ENCUMBRANCES.


Company and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Company Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to Company.

2.14 ENVIRONMENTAL MATTERS.

             (a) HAZARDOUS MATERIALS ACTIVITIES. Except as would not reasonably be likely to result in a material liability to Company (in any individual case or in the aggregate), (i) neither Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to pollutants, contaminants, wastes, any toxic, radioactive or otherwise hazardous materials ("HAZARDOUS MATERIALS") in violation of any law in effect on or before the Closing Date, and (ii) neither Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

             (b) ENVIRONMENTAL LIABILITIES. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Company's knowledge, threatened concerning any Company Permit relating to any environmental matter, Hazardous Material or any Hazardous Materials Activity of Company or any of its subsidiaries. Company is not aware of any fact or circumstance which could involve Company or any of its subsidiaries in any environmental litigation or impose upon Company or any of its subsidiaries any environmental liability.

2.15 LABOR MATTERS.

             (i) There are no controversies pending or, to the knowledge of each of Company and its respective subsidiaries, threatened, between Company or any of its subsidiaries and any of their respective employees which could reasonably be expected to result in a cash payment obligation by Company in excess of $250,000; (ii) as of the date of this Agreement, neither Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Company or its subsidiaries nor does Company or its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date of this Agreement, neither Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Company or any of its subsidiaries.

2.16 AGREEMENTS, CONTRACTS AND COMMITMENTS.

Neither Company nor any of its subsidiaries is a party to or is bound by:

             (a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Company's Board of Directors, other than those that are terminable by Company or any of its subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to Company;

             (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

             (c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in the ordinary course of business of Company;

             (d) any agreement, contract or commitment containing any covenant limiting in any material respect the right of Company or any of its subsidiaries to engage in any line of business (other than with respect to limitations on the distribution by Company of certain content and service providers), or to compete with any person or granting any exclusive distribution rights of Company services;

             (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's subsidiaries;

             (f) (i) any dealer, distributor, joint marketing or development agreement currently in force under which Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or (ii) any material agreement pursuant to which Company or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company or any of its subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less except for agreements, contracts or commitments with an annual value of less than $100,000;

             (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Company and its subsidiaries taken as a whole;

             (h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Company product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Company products, service or technology except those agreements with customers, distributors or sales representatives made in the normal course of business and substantially in the form previously provided to Parent;

             (i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

             (j) any settlement agreement entered into within five (5) years prior to the date of this Agreement; or

             (k) any other agreement, contract or commitment that involves annual expenditures or receipts of $2,500,000 or more individually.

         Neither Company nor any of its subsidiaries, nor to Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Schedule (any such agreement, contract or commitment, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

2.17 STATEMENTS; JOINT PROXY STATEMENT/PROSPECTUS.


         None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (i) the S-4 (as defined in Section 2.4(b)) will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the proxy statement/prospectus to be sent to the stockholders of Company and stockholders of Parent in connection with the meeting of Company's stockholders to consider the adoption of this Agreement (the "COMPANY STOCKHOLDERS' MEETING") and in connection with the meeting of Parent's stockholders to consider the approval of the Share Issuance (the "PARENT STOCKHOLDERS' MEETING") (such joint proxy statement/prospectus as amended or supplemented is referred to herein as the "JOINT PROXY STATEMENT/PROSPECTUS") shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to Company's stockholders and Parent's stockholders, at the time of the Company Stockholders' Meeting or the Parent Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders'

Meeting or the Parent Stockholders' Meeting which has become false or misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Company or any of its affiliates, officers or directors should be discovered by Company which should be set forth in an amendment to the S-4 or a supplement to the Joint Proxy Statement/Prospectus, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

2.18 BOARD APPROVAL.

         The Board of Directors of Company has, as of the date of this Agreement, (i) determined that the Merger is fair to, advisable and in the best interests of Company and its stockholders, (ii) determined to recommend that the stockholders of Company adopt this Agreement and (iii) duly approved the Merger, this Agreement and the transactions contemplated hereby.

2.19 STATE TAKEOVER STATUTES.

         The Board of Directors of Company has approved the Merger, this Agreement, the Stock Option Agreement, the Parent Voting Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Stock Option Agreement, the Parent Voting Agreement and the transactions contemplated hereby and thereby the provisions of Section 203 of Delaware Law to the extent, if any, such section is applicable to the Merger, this Agreement, the Stock Option Agreement, the Parent Voting Agreement and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, the Stock Option Agreement, the Parent Voting Agreement or the transactions contemplated hereby and thereby.

2.20 FAIRNESS OPINION.

         Company has received a written opinion from Merrill Lynch & Co., dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to Company's stockholders from a financial point of view and has delivered to Parent a copy of such opinion.

                                  ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub jointly and severally represent and warrant to Company, subject to such exceptions as are disclosed in writing in the disclosure letter supplied by Parent to Company dated as of the date hereof (the "PARENT SCHEDULE"), which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Parent and Merger Sub contained in the section of this Agreement corresponding by number to such disclosure and the other representations and warranties herein to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties, as follows:

3.1 ORGANIZATION OF PARENT.

             (a) Parent and each of its subsidiaries is a corporation or limited liability company duly organized, validly existing and in good corporate or limited liability company standing under the laws of the jurisdiction of its incorporation; has the corporate or limited liability company power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and in good corporate or limited liability company standing as a foreign corporation or limited liability in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent.

             (b) Parent has delivered to Company a true and complete list of all of Parent's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and Parent's equity interest therein.

             (c) Parent has delivered or made available to Company a true and correct copy of the Certificate of Incorporation and Bylaws of Parent and similar governing instruments of each of its material subsidiaries, including, without limitation, Merger Sub, each as amended to date, and each such instrument is in full force and effect. Neither Parent nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

         3.2 PARENT CAPITAL STRUCTURE. The authorized capital stock of Parent consists of 900,000,000 shares of Common Stock, par value $0.0001 per share, of which there were 230,115,,485 shares issued and outstanding as of June 30, 2000 and 15,000,000 shares of Preferred Stock, par value $0.0001 per share, of which one share was issued and outstanding. The authorized capital stock of Merger Sub consists of 100 shares of Common Stock, par value $0.0001 per share (the "MERGER SUB COMMON STOCK"), all of which, as of the date hereof, are issued and outstanding and are held by Parent. All outstanding shares of Parent Common Stock, Parent Preferred Stock and Merger Sub Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or Merger Sub, respectively, or any agreement or document to which Parent or Merger Sub is a party or by which it is bound. As of June 30, 2000, Parent had reserved an aggregate of 45,967,866 shares of Parent Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to Parent's 1996 Flexible Stock Incentive Plan (the "PARENT STOCK OPTION PLAN"), under which options are outstanding for 25,489,533 shares and under which 11,356,009 shares are available for grant as of June 30, 2000. As of June 30, 2000, 7,904,794 shares were reserved for issuance pursuant to options granted outside the Parent Stock Option Plan. As of June 30, 2000, there were 18,965,024 warrants outstanding to purchase shares of Parent Common Stock. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

         3.3 OBLIGATIONS WITH RESPECT TO CAPITAL STOCK. Except as set forth in
Section 3.2, there are no equity securities, partnership interests or similar ownership interests of any class of Parent, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except for securities Parent owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except as set forth in Section 3.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Parent there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Parent or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

3.4 AUTHORITY.

         (a) Parent has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby, and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and the execution and delivery of the Stock Option Agreement and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of Parent, subject only to the approval of the Share Issuance by Parent's stockholders and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. A vote of the holders of at least a majority of the outstanding shares of the Parent Common Stock voting with respect to the Share Issuance is required for Parent's stockholders to approve the Share Issuance. This Agreement and the Stock Option Agreement have been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by Company, constitute the valid and binding obligations of Parent, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes the valid and binding obligation of Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement and the Stock Option Agreement by Parent and of this Agreement by Merger Sub do not, and the performance of this Agreement and the Stock Option Agreement by Parent and of this Agreement by Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of the Share Issuance by Parent's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in
Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.


            (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement and the Stock Option Agreement, or to Merger Sub in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of a S-4 with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware, (iii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the HSR Act and the laws of any foreign country and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be material to Parent or Company or have a material adverse effect on the ability of the parties to consummate the Merger.

3.5 SEC FILINGS; PARENT FINANCIAL STATEMENTS.

            (a) Parent has filed all forms, reports and documents required to be filed with the SEC since the initial filing date of the registration statement for Parent's initial public offering and has made available to Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "PARENT SEC REPORTS." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

           (b) Each of the consolidated financial statements
(including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "PARENT FINANCIALS"), including any Parent SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange
Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Parent as of June 30, 2000 is hereinafter referred to as the "PARENT BALANCE SHEET." Except as disclosed in the Parent Financials, neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except liabilities (i) provided for in the Parent Balance Sheet, or
(ii) incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices which would not reasonably be expected to have a Material Adverse Effect on Parent.


           (c) Parent has heretofore furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which will be required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

     3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Parent Balance Sheet, there has not been: (i) any Material Adverse Effect on Parent,
(ii) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

3.7 TAXES.

           (a) Parent and each of its subsidiaries have timely filed all Returns relating to Taxes required to be filed by Parent and each of its subsidiaries with any Tax authority, except such

Returns which are not material to Parent. Parent and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

           (b) Parent and each of its subsidiaries as of the Effective
Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act and other Taxes required to be withheld, except such Taxes which are not material to Parent.

           (c) Neither Parent nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, assessed, or, to Parent's knowledge, proposed against Parent or any of its subsidiaries, nor has Parent or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

           (d) No audit or other examination of any Return of Parent or any of its subsidiaries by any Tax authority is presently in progress, nor has Parent or any of its subsidiaries been notified of any request for such an audit or other examination.

           (e) No adjustment relating to any Returns filed by Parent or any of its subsidiaries has been proposed in writing formally or to Parent's knowledge informally by any Tax authority to Parent or any of its subsidiaries or any representative thereof.

           (f) Neither Parent nor any of its
subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on Parent Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since June 30, 2000 in connection with the operation of the business of Parent and its subsidiaries in the ordinary course.

       3.8 PARENT INTELLECTUAL PROPERTY. For the purposes of this Agreement, the following terms have the following definitions:

       "PARENT INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Parent or any of its subsidiaries.

       "PARENT REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Parent or any of its subsidiaries.

           (a) No Parent Intellectual Property or product or service of Parent or any of its subsidiaries is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Parent or any of its subsidiaries, or which may affect the validity, use or enforceability of such Parent Intellectual Property.

           (b) Parent or one of its subsidiaries owns and has good and exclusive title to, or has license to (sufficient for the conduct of its business as currently conducted and as proposed to be conducted), each material item of Parent Intellectual Property or other Intellectual Property used by Parent or any of its subsidiaries free and clear of any lien or encumbrance (excluding licenses and related restrictions); and Parent or one of its subsidiaries is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Parent and its subsidiaries, including the sale of any products or the provision of any services by Parent and its subsidiaries.

           (c) Parent or one of its subsidiaries owns exclusively, and has good title to, all copyrighted works that are Parent products or which Parent or any of its subsidiaries otherwise expressly purports to own.

           (d) To the extent that any material Intellectual Property has been developed or created by a third party for Parent or any of its subsidiaries, Parent or one of its subsidiaries has a written agreement with such third party with respect thereto and Parent or one of its subsidiaries thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment.

           (e) Neither Parent nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Parent Intellectual Property, to any third party.

           (f) To the knowledge of Parent, the operation of the business of Parent and its subsidiaries as such business currently is conducted, including Parent's and its subsidiaries' design, development, manufacture, marketing and sale of the products or services of Parent and its subsidiaries (including products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

           (g) Neither Parent nor any of its subsidiaries has received notice from any third party that the operation of the business of Parent or any of its subsidiaries or any act, product or service of Parent or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

           (h) To the knowledge of Parent, no person has materially infringed or is materially infringing or misappropriating any Parent Intellectual Property.

           (i) Parent and each of its subsidiaries has taken reasonable steps to protect Parent's and its subsidiaries' rights in Parent's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Parent or any of its subsidiaries, and, without limiting the foregoing, each of Parent and its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Company and all current and former employees and contractors of Parent and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Parent.

         3.9 COMPLIANCE; PERMITS; RESTRICTIONS.

           (a) Neither Parent nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected. To the knowledge of Parent, no investigation or review by any Governmental Entity is pending or threatened against Parent or its subsidiaries, nor has any Governmental Entity indicated in writing an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any acquisition of material property by Parent or any of its subsidiaries or the conduct of business by Parent as currently conducted.

           (b) Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Parent (collectively, the "PARENT PERMITS"). Parent and its subsidiaries are in compliance in all material respects with the terms of the Parent Permits.

         3.10 LITIGATION. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent or any of its subsidiaries has received any notice of assertion nor, to Parent's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Parent or any of its subsidiaries which reasonably would be likely to be material to Parent, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

         3.11 BROKERS' AND FINDERS' FEES. Except for fees payable to Morgan Stanley & Co. Incorporated pursuant to an engagement letter dated July 24, 2000, a copy of which has been provided to Company, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         3.12 EMPLOYEE BENEFIT PLANS.

           (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments, agreements or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of ERISA) covering any active or former employee, director or consultant of Parent ("PARENT EMPLOYEE" which shall for this purpose mean an employee of Company or any ERISA Affiliate (as defined below)), any subsidiary of Parent or any trade or business (whether or not incorporated) which is an ERISA Affiliate, or with respect to which Parent has or, to its knowledge, may in the future have liability, are listed in Section 3.12(a) of the Parent Schedule (the "PARENT PLANS"). Parent has provided or will make available to Company: (i) correct and complete copies of all documents embodying each Parent Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Parent Plan; (ii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Parent Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Parent Plan; (iv) all IRS determination, opinion, notification and advisory letters; (v) all material correspondence to or from any governmental agency relating to any Parent Plan; (vi) all forms and related notices required by COBRA; (vii) the most recent discrimination tests for each Parent Plan;
(viii) the most recent actuarial valuations, if any, prepared for each Parent Plan; (ix) if the Parent Plan is funded, the most recent annual and periodic accounting of the Parent Plan assets; and (x) all communication to Parent Employees relating to any Parent Plan and any proposed Parent Plan, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules, or other events which would result in any material liability to Parent or any ERISA Affiliate.

           (b) Each Parent Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA and the Code, which are applicable to such Parent Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Parent Plan activities) has been brought, or to the knowledge of Parent, is threatened, against or with respect to any such Parent Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Parent, threatened by the IRS or the DOL with respect to any Parent Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Parent Plans have been timely made or accrued. Any Parent Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. To the knowledge of Parent, no condition or circumstance exists giving rise to a material likelihood that any such Parent Plan would not be treated as qualified by the IRS. Parent does not have any plan or commitment to establish any new Parent Plan, to modify any Parent Plan (except to the extent required by law or to conform any such Parent Plan to the requirements of any applicable law, in each case as previously disclosed to Company in writing, or as required by the terms of any Parent Plan or this Agreement), or to enter into any new Parent Plan. Each Parent Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Company, Parent or any of its ERISA Affiliates (other than ordinary administration expenses).

           (c) Neither Parent, any of its subsidiaries, nor any of their ERISA Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or
Section 412 of the Code and at no time has Parent contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA. Neither Parent, any of its subsidiaries, nor any officer or director of Parent or any of its subsidiaries is subject to any material liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under
Section 4975 of the Code and Section 408 of ERISA, has occurred with respect to any Parent Plan which could subject Parent or its ERISA Affiliates to material liability.

           (d) None of the Parent Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither Parent nor any of its subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any Parent Employee, former employee, director, consultant or other person, except to the extent required by statute.

           (e) Except as would not have a Material Adverse Effect, Parent is in compliance in all material respects with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

           (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or Parent Employee or any of its subsidiaries under any Parent Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Parent Plan, or
(iii) result in the acceleration of the time of payment or vesting of any such benefits.

           3.13 ABSENCE OF LIENS AND ENCUMBRANCES. Parent and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Parent Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to Parent.

3.14 ENVIRONMENTAL MATTERS.

           (a) HAZARDOUS MATERIALS ACTIVITIES. Except as would not reasonably be likely to result in a material liability to Parent (in any individual case or in the aggregate), (i) neither Parent nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Parent nor any of its subsidiaries has engaged in Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

           (b) ENVIRONMENTAL LIABILITIES. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Parent's knowledge, threatened concerning any Parent Permit relating to any environmental matter, Hazardous Material or any Hazardous Materials Activity of Parent or any of its subsidiaries. Parent is not aware of any fact or circumstance which could involve Parent or any of its subsidiaries in any environmental litigation or impose upon Parent or any of its subsidiaries any environmental liability.

         3.15 LABOR MATTERS. (i) There are no controversies pending or, to the knowledge of each of Parent and its respective subsidiaries, threatened, between Parent or any of its subsidiaries and any of their respective employees which could reasonably be expected to result in a cash payment obligation by Parent in excess of $250,000; (ii) as of the date of this Agreement, neither Parent nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or its subsidiaries nor does Parent or its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date of this Agreement, neither Parent nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Parent or any of its subsidiaries.

         3.16 AGREEMENTS, CONTRACTS AND COMMITMENTS. Neither Company nor any of its subsidiaries is a party to or is bound by:

           (a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Parent's Board of Directors, other than those that are terminable by Parent or any of its subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to Parent;

           (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

           (c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in the ordinary course of business of Parent and substantially in the form provided to Company;

           (d) any agreement, contract or commitment containing any covenant limiting in any material respect the right of Parent or any of its subsidiaries to engage in any line of business (other than with respect to limitations on the distribution by Parent of certain content and service providers), or to compete with any person or granting any exclusive distribution rights of Parent services;

           (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Parent or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Parent has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Parent's subsidiaries;

           (f) (i) any dealer, distributor, joint marketing or development agreement currently in force under which Parent or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or (ii) any material agreement pursuant to which Parent or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Parent or any of its subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less except for agreements, contracts or commitments with an annual value of less than $100,000;

           (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Parent and its subsidiaries taken as a whole;

           (h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Parent product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Parent products, service or technology except those agreements with customers, distributors or sales representatives made in the normal course of business and substantially in the form previously provided to Company;

           (i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

           (j) any settlement agreement entered into within five (5) years prior to the date of this Agreement; or

           (k) any other agreement, contract or commitment that involves annual expenditures or receipts of $2,500,000 or more individually.

         Neither Parent nor any of its subsidiaries, nor to Parent's knowledge any other party to a Parent Contract (as defined below), is in breach, violation or default under, and neither Parent nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Parent or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Parent Schedule (any such agreement, contract or commitment, a "PARENT CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Parent Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).


         3.17 STATEMENTS; JOINT PROXY STATEMENT/PROSPECTUS. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the S-4 will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to Parent's stockholders and Company's stockholders, at the time of the Parent Stockholders' Meeting or the Company Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders' Meeting or the Company Stockholders' Meeting which has become false or misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment to the S-4 or a supplement to the Joint Proxy Statement/Prospectus, Parent shall promptly inform Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

         3.18 BOARD APPROVAL. The Board of Directors of Parent has, as of the date of this Agreement, (i) determined that the Merger is fair to and in the best interests of Parent and its stockholders, (ii) determined to recommend that the stockholders of Parent approve the Share Issuance and (iii) duly approved the Merger, this Agreement and the transactions contemplated hereby.

         3.19 STATE TAKEOVER STATUTES. The Board of Directors of Parent has approved the Company Voting Agreement and the transactions contemplated thereby, and such approval is sufficient to render inapplicable to the Company Voting Agreement and the transactions contemplated thereby the provisions of Section 203 of Delaware Law to the extent, if any, such section is applicable to the

Company Voting Agreement and the transactions contemplated thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Company Voting Agreement or the transactions contemplated thereby.

         3.20 FAIRNESS OPINION. Parent has received a written opinion from Morgan Stanley & Co. Incorporated, dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to Parent from a financial point of view and has delivered to Company a copy of such opinion.

                                 ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

         4.1 CONDUCT OF BUSINESS BY COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the ordinary course in substantially the same manner as heretofore conducted and in substantial compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings material to Company's business.

         In addition, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

           (a) Except as required by law or pursuant to the terms of a Plan in effect as of the date hereof, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

           (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

           (c) Other than in the ordinary course of business consistent with past practices, transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future patent rights; PROVIDED that in no event shall Company license on an exclusive basis or sell any Company Intellectual Property (other than in connection with the abandonment of immaterial Company Intellectual Property after at least five business days' written notice to Parent);

           (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

           (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof (or any such agreements entered into in the ordinary course consistent with past practice by Company with employees hired after the date hereof);

           (f) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, or any equity-based awards (whether payable in shares, cash or otherwise) other than (x) the issuance, delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of stock options or warrants outstanding as of the date of this Agreement, and (ii) shares of Company Common Stock issuable to participants in the ESPP consistent with the terms thereof, (y) the granting of stock options in the ordinary course of business in such amounts and in all other respects and consistent with past practices and with similar vesting terms except as set forth on Schedule 4.1(f), and (z) shares of Company Common Stock in connection with acquisition completed prior to the date hereof and with acquisitions permitted under Section 4.1(h).

           (g) Cause, permit or submit to a vote of Company's stockholders any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries);

           (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or strategic investments; PROVIDED, THAT Company shall not be prohibited from (i) making strategic investments with a value of up to $20,000,000 per investment, PROVIDED, THAT Company gives Parent prior notice of any such strategic investment with a value of $5,000,000 per investment or more; (ii) making or agreeing to make any acquisitions the value of which does not exceed 2.5% of Company's market capitalization per acquisition (which value and market capitalization shall be determined upon the signing of agreements relating to such transaction); or (iii) entering into business development deals in the ordinary course of business;

           (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets except in the ordinary course of business consistent with past practice, except for the sale, lease, licensing, encumbering or disposition (other than through licensing permitted by clause (c)) of property or assets which are not material, individually or in the aggregate, to the business of Company and its subsidiaries;

           (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of working capital consistent with past practice;

           (k) Except as may be required under Section 5.8(b) and (c), adopt or amend any Company Plan or any employee stock purchase or employee stock option plan; or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"); pay any special bonus or special remuneration to any director or employee; or increase the salaries, wage rates, compensation or other fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except, in each case, as may be required by law and except for (i) salary increases in the ordinary course of business consistent with past practice for non-officer employees,
(ii) salary increases for officers in an amount not exceeding 10% of such officer's salary on the date hereof and (iii) as set forth on Sechedule 4.1(k);

           (l) (i) Pay, discharge, settle or satisfy any litigation (whether or not commenced prior to the date of this Agreement) or any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the Company Balance Sheet or incurred since the date of such financial statements or disclosed in Section 2.8 or 2.9 of the Company Schedule, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce the confidentiality or nondisclosure provisions of any agreement to which Company or any of its subsidiaries is a party or of which Company or any of its subsidiaries is a beneficiary, in the case of both (i) and (ii) of this
Section 4.2(l), which payment, discharge, satisfaction, waiver, termination, modification, release or failure to enforce has a value to Company in excess of $3,000,000; PROVIDED, THAT Company shall provide prior notice to Parent of any such action with a value to Company in excess of $1,000,000;

           (m) Except in the ordinary course of business consistent with past practice, materially modify, amend or terminate any Contract disclosed in
2.16 of the Company Schedule or waive, delay the exercise of, release or assign any material rights or claims thereunder without providing prior notice to Parent ;

           (n) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

           (o) Engage in any action that would reasonably be expected to (i) cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code or (ii) interfere with Parent's ability to account for the Merger as a pooling of interests, whether or not (in each case) otherwise permitted by the provisions of this Article IV;

           (p) Make any Tax election or accounting method change (except as required by GAAP) inconsistent with past practice that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Company or any of its subsidiaries, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes; or

           (q) Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (p) above.

         4.2 CONDUCT OF BUSINESS BY PARENT. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent and each of its subsidiaries shall, except to the extent that Company shall otherwise consent in writing, carry on its business in the ordinary course in substantially the same manner as heretofore conducted and in substantial compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings material to Parent's business.

          In addition, without the prior written consent of Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following and shall not permit its subsidiaries to do any of the following:

           (a) Except as required by law or pursuant to the terms of a Plan in effect as of the date hereof, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

           (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Company, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

           (c) Other than in the ordinary course of business consistent with past practices, transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Parent Intellectual Property, or enter into grants to transfer or license to any person future patent rights; PROVIDED that in no event shall Parent license on an exclusive basis or sell any Parent Intellectual Property (other than in connection with the abandonment of immaterial Parent Intellectual Property after at least five business days' written notice to Company);

           (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

           (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof (or any such agreements entered into in the ordinary course consistent with past practice by Parent with employees hired after the date hereof);

           (f) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (x) the issuance, delivery and/or sale of (i) shares of Parent Common Stock pursuant to the exercise of stock options or warrants outstanding as of the date of this Agreement, and
(ii) shares of Parent Common Stock issuable to participants in the ESPP consistent with the terms thereof, (y) the granting of stock options to employees in the ordinary course of business in such amounts and in all other respects and consistent with past practices and with similar vesting terms, and (z) shares of Parent Common Stock in connection with acquisitions completed prior to the date hereof and with acquisitions permitted under
Section 4.2(f);

           (g) Cause, permit or submit to a vote of Parent's stockholders any amendments to the Parent Charter Documents (or similar governing instruments of any of its subsidiaries, except as set forth herein);

           (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or strategic investments; PROVIDED, THAT Parent shall not be prohibited from (i) making strategic investments with a value of up to $20,000,000, PROVIDED, THAT Parent gives Company prior notice of any such strategic investment with a value of $5,000,000 or more; (ii) making or agreeing to make any acquisitions the value of which does not exceed 2.5% of Parent's market capitalization per acquisition (which value and market capitalization shall be determined upon the signing of agreements relating to such transaction); or (iii) entering into business development deals in the ordinary course of business;

           (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets except in the ordinary course of business consistent with past practice, except for the sale, lease, licensing, encumbering or disposition (other than through licensing permitted by clause (a)) of property or assets which are not material, individually or in the aggregate, to the business of Parent and its subsidiaries;

           (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of working capital consistent with past practice;

           (k) Except as may be required under Section 5.8(b) and (c), adopt or amend any Parent Plan or any employee stock purchase or employee stock option plan; or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"); pay any special bonus or special remuneration to any director or employee; or increase the salaries, wage rates, compensation or other fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except, in each case, as may be required by law and except for (i) salary increases in the ordinary course of business consistent with past practice for non-officer employees,
(ii) salary increases for officers in an amount not exceeding 10% of such officer's salary on the date hereof and (iii) as set forth on Sechedule 4.1(k);

           (l) (i) Pay, discharge, settle or satisfy any litigation (whether or not commenced prior to the date of this Agreement) or any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent Parent Balance Sheet, or incurred since the date of such financial statements or disclosed in Section 3.8 or
3.9 of the Parent Schedule, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce the confidentiality or nondisclosure provisions of any agreement to which Parent or any of its subsidiaries is a party or of which Parent or any of its subsidiaries is a beneficiary, in the case of both (i) and (ii) of this
Section 4.2(l), which payment, discharge, satisfaction, waiver, termination, modification, release or failure to enforce has a value to Parent in excess of $3,000,000; PROVIDED, THAT Parent shall provide prior notice to Company of any such action with a value to Parent in excess of $1,000,000;

           (m) Except in the ordinary course of business consistent with past practice, materially modify, amend or terminate any Contract disclosed in
3.16 of the Parent Schedule or waive, delay the exercise of, release or assign any material rights or claims thereunder without providing prior notice to Company;

           (n) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

           (o) Engage in any action that would reasonably be expected to (i) cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code or (ii) interfere with Parent's ability to account for the Merger as a pooling of interests, whether or not (in each case) otherwise permitted by the provisions of this Article IV;

           (p) Make any Tax election or accounting method change (except as required by GAAP) inconsistent with past practice that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Parent or any of its subsidiaries, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes; or

           (q) Agree in writing or otherwise to take any of the actions described in Section 4.2 (a) through (p) above.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

         5.1 JOINT PROXY STATEMENT/PROSPECTUS; S-4; OTHER FILINGS; BOARD RECOMMENDATIONS.

           (a) As promptly as practicable after the execution of this Agreement, Parent and Company shall jointly prepare and Parent shall file with the SEC the S-4, which shall include a document or documents that will constitute (i) the prospectus forming part of the registration statement on the S-4 and (ii) the Joint Proxy Statement/Prospectus. Each of the parties hereto shall use all commercially reasonable efforts to cause the S-4 to become effective as promptly as practicable after the date hereof, and, prior to the effective date of the S-4, the parties hereto shall take all action required under any applicable laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Each of Parent and Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Joint Proxy Statement/Prospectus and the S-4, or in any amendments or supplements thereto, and cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Joint Proxy Statement/Prospectus and the S-4. As promptly as practicable after the effective date of the S-4, the Joint Proxy Statement/Prospectus shall be mailed to the stockholders of Company and of Parent. Each of the parties hereto shall cause the Joint Proxy Statement/Prospectus to comply as to form and substance with respect to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act,
(iii) the rules and regulations of the Nasdaq. As promptly as practicable after the date of this Agreement, each of Company and Parent will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Prior to the Effective Time, Parent shall use its commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction in the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders' Meeting; provided that Parent shall not be required to consent generally to the service of process in any jurisdiction in which it is not so subject. Each of Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials of the receipt of notice that the S-4 has become effective, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff or any other government officials for amendments or supplements to the S-4, the Joint Proxy Statement/Prospectus or any Other Filing or for additional information and, except as may be prohibited by any Governmental Entity or by any Legal Requirement, will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the S-4, the Joint Proxy Statement/Prospectus, the Merger or any Other Filing. Each of Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.2(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.

           (b) The Joint Proxy Statement/Prospectus shall (i) solicit the approval of this Agreement and the Merger and include the recommendation of the Board of Directors of Company to Company's stockholders that they vote in favor of approval of this Agreement and the Merger, subject to the right of the Board of Directors of Company to withdraw its recommendation and recommend a Superior Offer in compliance with Section 5.2(c) of this Agreement, and (ii) include the opinion of Merrill Lynch & Co. referred to in Section 2.19; provided, however, that the Board of Directors of Company shall submit this Agreement to Company's stockholders whether or not at any time subsequent to the date hereof such board determines that it can no longer make such recommendation. The Joint Proxy Statement/Prospectus shall (A) solicit the approval of the Share Issuance and include the recommendation of the Board of Directors of Parent to Parent's stockholders that they vote in favor of approval of the Share Issuance, and (B) include the opinion of Morgan Stanley & Co. Incorporated referred to in Section 3.12. Nothing contained in this Agreement shall prevent the Board of Directors of Company from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act.

           (c) Each of Parent and Company shall promptly inform the other of any event which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the S-4 or any Other Filing and each of Parent and Company shall amend or supplement the Joint Proxy Statement/Prospectus to the extent required by law to do so. No amendment or supplement to the Joint Proxy Statement/Prospectus or the S-4 shall be made without the approval of Parent and Company, which approval shall not be unreasonably withheld or delayed. Each of the parties hereto shall advise the other parties hereto, promptly after it receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

         5.2 STOCKHOLDER MEETINGS.

           (a) Company shall call and hold the Company Stockholders' Meeting and Parent shall call and hold the Parent Stockholders' Meeting as promptly as practicable after the date hereof for the purpose of voting upon the approval of this Agreement and the Merger or the Share Issuance, as the case may be, pursuant to the Joint Proxy Statement/Prospectus, and Company and Parent shall use commercially reasonable efforts to hold the Company Stockholders' Meeting and the Parent Stockholders' Meeting on the same day and as soon as practicable after the date on which the S-4 becomes effective. Nothing herein shall prevent Company or Parent from adjourning or postponing the Company Stockholders' Meeting or the Parent Stockholders' Meeting, as the case may be, if there are insufficient shares of Company Common Stock or Parent Common Stock, as the case may be, necessary to conduct business at their respective meetings of the stockholders. Unless Company's Board of Directors has withdrawn its recommendation of this Agreement and the Merger in compliance with Section 5.2(c), Company shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger pursuant to the Joint Proxy Statement/Prospectus and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by Delaware Law or applicable stock exchange requirements to obtain such approval. Parent shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the Share Issuance pursuant to the Joint Proxy Statement/Prospectus and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by Delaware Law or applicable stock exchange requirements to obtain such approval. Unless Company's Board of Directors has withdrawn its recommendation of this Agreement and the Merger in compliance with Section 5.2(c), each of the parties hereto shall take all other action reasonably necessary or advisable to promptly and expeditiously secure any vote or consent of stockholders required by applicable Law and such party's Certificate of Incorporation and Bylaws to effect the Merger. Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal or any change in the Board of Directors recommendation regarding the Merger.

           (b) Subject to Section 5.2(c): (i) the Board of Directors of Company shall recommend that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Company has recommended that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of Company that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger.

           (c) Nothing in this Agreement shall prevent the Board of Directors of Company from withholding, withdrawing, amending or modifying its recommendation in favor of adopting and approving this Agreement and the Merger or from not including its recommendation in favor of adopting and approving this Agreement and the Merger in the Joint Proxy Statement/Prospectus if (i) a Superior Offer (as defined below) is made to Company and not withdrawn, (ii) neither Company nor any of its representatives shall have violated any of the restrictions set forth in
Section 5.4 and Company is not then in breach of this Agreement, and (iii) the Board of Directors of Company concludes in good faith, after consultation with and receiving advice from its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is necessary in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's stockholders under applicable law; PROVIDED, HOWEVER, that prior to any commencement thereof Company shall have given Parent at least forty eight (48) hours notice thereof and the opportunity to meet with Company and its counsel. Nothing contained in this Section 5.2 shall limit Company's obligation to hold and convene the Company Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of Company shall have been withdrawn, amended or modified). For purposes of this Agreement, "SUPERIOR OFFER" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 51% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by Company of assets

(excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 51% of the fair market value of Company's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 51% of the voting power of the then outstanding shares of capital stock of Company, in each case on terms that the Board of Directors of Company determines, in its reasonable judgment (based on written advice of a financial advisor of nationally recognized reputation) to be more favorable to Company stockholders from a financial point of view than the terms of the Merger; PROVIDED, HOWEVER, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the judgment of Company's Board of Directors to be obtained by such third party on a timely basis.

           5.3 CONFIDENTIALITY; ACCESS TO INFORMATION.

           (a) CONFIDENTIALITY AGREEMENT. The parties acknowledge that Company and Parent have previously executed a Confidentiality Agreement, dated as of July 12, 2000 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

           (b) ACCESS TO INFORMATION. Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Company, as Parent may reasonably request; PROVIDED, that Parent will conduct any such review in a manner that does not interfere with the normal business operations of Company. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. Parent will afford Company and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Parent, as Company may reasonably request; PROVIDED, that Company will conduct any such review in a manner that does not interfere with the normal business operations of Parent.

5.4 NO SOLICITATION.

           (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) subject to Section 5.2(c), approve, endorse or recommend any Acquisition Proposal or (v) enter into any contract relating to any Acquisition Transaction (as defined below); PROVIDED, HOWEVER, this Section 5.4(a) shall not prohibit Company or its Board of Directors from (A) furnishing information regarding Company and its subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn), (B) taking the actions described in Section 5.2(c) as permitted thereby, (C) recommending a Superior Offer to Company's stockholders or (D) terminating this Agreement pursuant to Section 7.1(b) in order to immediately thereafter enter into a definitive agreement with respect to such Superior Offer, if, in the case of either (A), (B), (C) or
(D), (1) neither Company nor any representative of Company and its subsidiaries shall have violated any of the restrictions set forth in this
Section 5.4, (2) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that such action is necessary in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's stockholders under applicable law, (3) (x) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or group, Company gives Parent written notice of the identity of such person or group and of Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group and (y) Company receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all written and oral information furnished to such person or group by or on behalf of Company, and (4) contemporaneously with furnishing any such information to such person or group, Company furnishes such information to Parent (to the extent such information has not been previously furnished by Company to Parent). Nothing in this Section 5.4(a) shall prevent Company or its Board of Directors from complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal with respect to which no violation of this Section 5.4 shall have occurred. Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer or director of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by Company. In addition to the foregoing, Company shall (i) provide Parent with at least twenty four (24) hours prior notice (or such lesser prior notice as provided to the members of Company's Board of Directors) of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider a Superior Offer.

         For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement, "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of Company; or (C) any liquidation or dissolution of Company.

           (b) In addition to the obligations of Company set forth in paragraph (a) of this Section 5.4, Company as promptly as practicable shall advise Parent orally and in writing of any request received by Company for information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by Company with respect to, or which Company reasonably believes would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

         5.5 PUBLIC DISCLOSURE. Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

         5.6 COMMERCIALLY REASONABLE EFFORTS; NOTIFICATION. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including to accomplish the following: (i) causing the conditions precedent set forth in Article VI to be satisfied; (ii) obtaining all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities; (iii) making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any); (iv) avoiding any suit, claim, action, investigation or proceeding by any Governmental Entity challenging the Merger or any other transaction contemplated by this Agreement; (v) obtaining all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement; (vi) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (vii) executing or delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, subject to the other terms and conditions hereof, Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use commercially reasonable efforts and take all acts necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

           (b) Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as a result thereof; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

           (c) Parent shall give prompt notice to Company upon becoming aware that any representation or warranty made by it or Merger Sub contained in this Agreement has become untrue or inaccurate, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Section 6.2(a) or
Section 6.2(b) would not be satisfied as a result thereof; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         5.7 THIRD PARTY CONSENTS. As soon as practicable following the date hereof, Parent and Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

         5.8 STOCK OPTIONS; ESPP AND EMPLOYEE BENEFITS.

           (a) STOCK OPTIONS. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a "COMPANY STOCK OPTION") under the Company Option Plans, whether or not vested, shall be assumed by Parent. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such Company Stock Options immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions, other than the transactions contemplated by this Agreement), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Parent shall comply with the terms of all such Company Stock Options and use its best efforts to ensure, to the extent required by and subject to the provisions of, the Company Option Plans, and to the extent permitted under the Code, that any Company Stock Options that qualified for tax treatment as incentive stock options under Section 422 of the Code prior to the Effective Time continue to so qualify after the Effective Time. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of assumed Company Stock Options on the terms set forth in this Section 5.8 (a).

           (b) ESPP. As of the Effective Time, the ESPP shall be terminated. The rights of participants in the ESPP with respect to any offering period then underway under the ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such offering period and by making such other pro rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. Prior to the Effective Time, Company shall take all commercially reasonable actions (including but not limited to, if appropriate, amending the ESPP) that are necessary to give effect to the transaction contemplated by this Section

5.8(b). As of the Effective Time, participants in the ESPP ("ESPP PARTICIPANTS") shall become participants in Parent's Employee Stock Purchase Plan ("PARENT ESPP"). An offering period for the ESPP Participant's under the Parent ESPP shall begin as of the Effective Time and continue through January 31, 2000. As of February 1, 2000, ESPP Participants will proceed with participation in Parent's ESPP according to the provisions of the Parent ESPP. Prior to the Effective Time, Parent shall take commercially reasonable efforts (including, but not limited to, if required, amending the Parent
ESPP) that are necessary to give effect to the transaction contemplated by this Section 5.8(b).

           (c) 401(K). Company shall terminate, effective as of the day immediately preceding the Effective Time, any and all 401(k) plans sponsored or maintained by Company unless Parent provides written notice to Company prior to the Effective Time that any such 401(k) plan shall not be terminated. Parent shall receive from Company evidence that Company's plan(s) and / or program(s) have been terminated pursuant to resolutions of Company's Board of Directors (the form and substance of such resolutions shall be subject to review and approval of Parent), effective as of the day immediately preceding the Effective Time. Company employees shall be eligible to participate in a 401(k) plan sponsored by Parent as soon as administratively practicable after the Effective Time.

           (d) BENEFITS; PRIOR SERVICE. From and after the Effective Time, Company employees shall be provided with employee benefits that are the same as those provided to employees of Parent who are similarly situated. Parent shall cause employees of Company and its subsidiaries to be credited with service with Company and each of its subsidiaries for purposes of eligibility, vesting and accrual of vacation days, personal days and sick leave under each employee benefit plan maintained by Parent or its subsidiaries prior to the Effective Time. Parent shall have the absolute discretion to (i) cash-out Company employees accrued and unused vacation, personal and sick leave days or to (ii) carry over Company employees' accrued but unused vacation, personal and sick leave days; PROVIDED, THAT, such service shall not be recognized to the extent that such recognition would result in duplication of benefits.

         5.9 FORM S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options as soon as is reasonably practicable, and in any event within three (3) business days, after the Effective Time. Prior to Closing, Company shall use commercially reasonable efforts to provide Parent with all information required or reasonably requested by Parent to be included in the Form S-8.

5.10 INDEMNIFICATION.

           (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company (or any predecessor corporation) pursuant to (i) each indemnification agreement between Company and its directors or officers in effect immediately prior to the Effective Time (the "INDEMNIFIED PARTIES") and (ii) any indemnification provision under the Company Charter Documents as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party or of individuals who, immediately prior to the Effective Time, were employees or agents of Company, unless such modification is required by law.

           (b) For a period of six (6) years after the Effective Time, Surviving Corporation shall, and Parent shall cause Surviving Corporation to maintain in effect policies of directors' and officers' liability insurance with coverage in amount and scope at least as favorable as Company's existing policies with respect to claims arising from facts or events that occurred prior to the Effective Time; PROVIDED, HOWEVER, that during such period, Surviving Corporation shall in no event be required to expend pursuant to this Section 5.10(b) more than an amount per year equal to 150% of current premiums paid by Company for such insurance, which current premium amount is set forth in Section 5.10(b) of the Company Disclosure Schedule.

           (c) In the event Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers a material amount of its properties and assets to any person in a single transaction or a series of transactions, then, and in each such case, Parent will make or cause to be made proper provision so that the successors and assigns of Company or the Surviving Corporation, as the case may be, assume the indemnification obligations described herein for the benefit of the Indemnified Parties.

           (d) The provisions of this Section 5.10 shall survive the Effective Time and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and their heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Party may have by contract or otherwise.

         5.11 AFFILIATE AGREEMENTS.

           (a) Set forth in Section 5.11(a) of the Company Schedule is a list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act or Opinion 16 of the Accounting Principles Board applicable to SEC rules and regulations (each, a "COMPANY AFFILIATE"). Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. Company will use its commercially reasonable efforts to deliver or cause to be delivered to Parent, on or as promptly as practicable following the date hereof, from each Company Affiliate that has not delivered a Company Affiliate Agreement on or prior to the date hereof, an executed Company Affiliate Agreement. Each Company Affiliate Agreement will be in full force and effect as of the Effective Time. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Agreement.

           (b) Set forth in Section 5.11(b) of the Parent Schedule is a list of those persons who may be deemed to be, in Parent's reasonable judgment, affiliates of Parent within the meaning of Opinion 16 of the Accounting Principles Board applicable to SEC rules and regulations (each, a "PARENT AFFILIATE"). Parent will provide Company with such information and documents as Company reasonably requests for purposes of reviewing such list. Parent will use its commercially reasonable efforts to deliver or cause to be delivered to Company, on or as promptly as practicable following the date hereof, from each Parent Affiliate that has not delivered a Parent Affiliate Agreement on or prior to the date hereof, an executed Parent Affiliate Agreement. Each Parent Affiliate Agreement will be in full force and effect as of the Effective Time.

         5.12 REGULATORY FILINGS; REASONABLE EFFORTS. As soon as may be reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any other applicable jurisdiction, as agreed to by the parties. Company and Parent each shall each use all reasonable efforts to obtain early termination of any waiting period under HSR and Company and Parent shall each promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate; PROVIDED, HOWEVER, that Parent shall not be required to agree to any divestiture by Parent or Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

         5.13 ACTION BY BOARD OF DIRECTORS. Prior to the Effective Time, the Board of Directors of Parent, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretative guidance of the SEC so that (i) the assumption of Company Stock Options by Company Insiders (as defined below) pursuant to this Agreement, and (ii) the receipt by Company Insiders of Parent Common Stock in exchange for Company Common Stock pursuant to the Merger, shall in each case be an exempt transaction for purposes of Section 16 of the Exchange Act by any officer or director of Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act (a "COMPANY INSIDER").

         5.14 PARENT OF BOARD OF DIRECTORS. Prior to the Effective Time, the Board of Directors of Parent, in accordance with applicable law and the Parent Charter Documents, shall take all necessary action (which action may include the resignation of existing directors) to cause the Board of Directors of Parent, as of the Effective Time, to consist of not more than 8 directors including the following three (3) designees: (i) Russell C. Horowitz as a Class I director and Vice-Chairman of the Board of Directors of Parent, (ii) William Savoy as a Class II director and (iii) a third designee to be selected by Messrs. Horowitz and Savoy and approved by Parent, which approval may be withheld in Parent's sole discretion, as a Class I director. The Board of Directors of Parent shall use commercially reasonable efforts to preserve (A) Mr. Horowitz's designation for so long as he serves as an employee of Parent and
(B) Mr. Savoy's designation (or any replacement designated by Vulcan Ventures Incorporated) for so long as Vulcan Ventures Incorporated continues to beneficially own not less than 80% of the shares of Parent Common Stock beneficially owned by it as of the Effective Time.

         5.15 NASDAQ LISTING. Parent agrees to authorize for listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the transaction contemplated hereby, upon final notice of issuance.

         5.16 OPINION OF ACCOUNTANTS.

           (a) Company shall use all commercially reasonable efforts to receive from KPMG LLP, independent auditors for Company, a copy of a letter addressed to Company dated as of the Closing Date in substance reasonably satisfactory to Parent (which may contain customary qualifications and assumptions) to the effect that KPMG LLP concurs with Company management's conclusion that no conditions exist related to Company that would preclude Company from being a party to a business combination for which the "pooling-of-interest" method of accounting is used.

           (b) Parent shall use all commercially reasonable efforts to receive from Deloitte & Touche LLP, independent accountants for Parent, a copy of a letter addressed to Parent dated as of the Closing Date in substance reasonably satisfactory to Parent (which may contain customary qualifications and assumptions) to the effect that Deloitte & Touche LLP concurs with Parent management's conclusion that the Merger can properly be accounted for as a "pooling-of-interests."

         5.17 TAX-FREE REORGANIZATION. Parent and Merger Sub covenant and agree not (i) to take any action (or to cause the Surviving Company or any Affiliate of Parent or Merger Sub to take any action), and (ii) to fail to take any action (or to cause the Surviving Company or any Affiliates of Parent or Merger Sub not to fail to take any action), which if taken or not taken, as the case may be, would reasonably be expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         5.18 NON-DISCLOSURE, INVENTION RELEASE AND NON-COMPETITION
AGREEMENTS.

           (a) Company shall use its commercially reasonable efforts to cause employees of Company and its subsidiaries who will become employees of Parent from and after the Effective Time to enter into Parent's standard form of Non-Disclosure, Invention Release and Non-Competition Agreement prior to the Closing.

           (b) Parent shall use its commercially reasonable efforts to cause employees of Parent and its subsidiaries who have not already entered into Parent's standard form of Non-Disclosure, Invention Release and Non-Competition Agreement to enter into such agreement prior to the Closing.



                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

         6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived if waived in writing by both Parent and Company:

           (a) STOCKHOLDER APPROVAL. This Agreement shall have been adopted and the Merger shall have been duly approved by the requisite vote under applicable law by the stockholders of Company, and the Share Issuance shall have been adopted by the requisite vote under applicable law by the stockholders of Parent.

           (b) S-4 EFFECTIVE; JOINT PROXY STATEMENT. The SEC shall have declared the S-4 effective. No stop order suspending the effectiveness of the S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

           (c) NO ORDER; HSR ACT. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

           (d) TAX OPINIONS. Each of Company and Parent shall have received a written opinion from its respective tax counsel, in form and substance reasonably satisfactory to Company or Parent, as the case may be, and based on customary representations of Parent, Merger Sub and Company and subject to customary assumptions and qualifications, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn.

           (e) NASDAQ LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on Nasdaq, subject to notice of issuance.

         6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY. The obligation of Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

           (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been accurate in all respects as of the date of this Agreement and (ii) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on the Closing Date except, with respect to clauses (i) and (ii), (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent; PROVIDED, HOWEVER, such Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties contained in Sections 3.4, 3.18, 3.19 and 3.20 (which representations shall have been true and correct in all material respects as of the date of this Agreement and shall have been accurate in all material respects as of the Closing Date) and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualification as set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

           (b) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

           (c) MATERIAL ADVERSE CHANGE. There shall not have occurred any Material Adverse Effect with respect to Parent since the date hereof.

         6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

           (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Company contained in this Agreement (i) shall have been true and correct in all respects as of the date of this Agreement and (ii) shall be accurate in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except, with respect to clauses (i) and (ii), (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Company; PROVIDED, HOWEVER, such Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties contained in Sections 2.4, 2.18, 2.19 and 2.20 (which representations shall have been true and correct in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date) and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been accurate (subject to the qualification as set forth in the preceding clause
(A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by an authorized officer of Company.

           (b) AGREEMENTS AND COVENANTS. Company shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by an authorized officer of Company.

           (c) MATERIAL ADVERSE CHANGE. There shall not have occurred any Material Adverse Effect with respect to Company since the date hereof.


                                  ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

         7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of Company and Parent:

           (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

           (b) by either Company or Parent if the Merger shall not have been consummated by January 31, 2001 (such date, or such other date that may be agreed by mutual written consent, being the "OUTSIDE DATE") for any reason; PROVIDED, HOWEVER, that the right to terminate this Agreement under this
Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement;

           (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action shall have become final and nonappealable;

           (d) by either Company or Parent if either: (i)(A) the Company Stockholders' Meeting (including any adjournments thereof) shall have been held and completed and the stockholders of Company shall have taken a final vote on a proposal to adopt this Agreement and (B) the required approval of the stockholders of Company contemplated by this Agreement shall not have been obtained or (ii) (A) the Parent Stockholders' Meeting (including any adjournments thereof) shall have been held and completed and the stockholders of Parent shall have taken a final vote on a proposal to approve the Share Issuance and (B) the required approval of the stockholders of Parent contemplated by this Agreement shall not have been obtained; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Company or Parent where the failure to obtain Company or Parent stockholder approval shall have been caused by the action or failure to act of Company or Parent, respectively, and such action or failure to act constitutes a breach by Company or Parent, respectively, of this Agreement;

           (e) by Company, upon a breach of any covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through exercise of its commercially reasonable efforts, then Company may not terminate this Agreement pursuant to this Section 7.1(e) for thirty (30) days after delivery of written notice from Company to Parent of such breach , PROVIDED, that Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this
Section 7.1(e) if such breach by Parent is cured during such thirty-day period);

           (f) by Parent, upon a breach of any covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED, that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement pursuant to this Section 7.1(f) for thirty (30) days after delivery of written notice from Parent to Company of such breach, PROVIDED, that Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(f) if such breach by Company is cured during such thirty-day period);

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


           (g) by Parent if a Triggering Event (as defined below) shall have occurred.; and

           For the purposes of this Agreement, a "TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withheld, withdrawn or refrained from making or shall have modified, amended or changed in a manner adverse to Parent its recommendation in favor of the adoption of this Agreement or the approval of the Merger; (ii) Company shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the Board of Directors of Company in favor of the adoption of this Agreement and the approval of the Merger; (iii) the Board of Directors of Company fails to reaffirm its recommendation in favor of the adoption of this Agreement within ten (10) business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement and during the pendency of an Acquisition Proposal; (iv) the Board of Directors of Company or any committee thereof shall have recommended to the stockholders of Company or approved any Acquisition Proposal; (v) Company shall have entered into any agreement or contract accepting any Acquisition Proposal; (vi) Company shall have breached any of the provisions of Section 5.4 of this Agreement or (vii) a tender or exchange offer relating to not less than 15% of the then outstanding shares of capital stock of Company shall have been commenced by a person unaffiliated with Parent and Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

           (h) by Company prior to the vote of the stockholders of Company on the Agreement, if, after receiving a Superior Offer and in the absence of any prior breach of the provisions of Section 5.4 of this Agreement, the Board of Directors of Company determines in good faith, after consulting with outside legal counsel, that such action is necessary to comply with the fiduciary duties of the Board of Directors of Company under applicable law; PROVIDED, HOWEVER, that Company may not terminate this Agreement pursuant to this subsection (h) until two (2) business days have elapsed following delivery to Parent of written notice of such determination of Company (which written notice will inform Parent of the material terms and conditions of the Superior Offer); PROVIDED, FURTHER, that such termination under this Section 7.1(h) shall not be effective until Company has made payment to Parent of the amounts required to be paid pursuant to Section 7.3(b)(i).

         7.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 will be effective immediately upon (or if the termination is pursuant to Section 7.1(e) or 7.1(f) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice thereof by the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, with no liability of either party to the other, except (i) as set forth in this Section 7.2, Section 7.3 and
Article 8 (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

         7.3 FEES AND EXPENSES.

           (a) GENERAL. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses whether or not the Merger is consummated; PROVIDED, HOWEVER, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in connection with the printing and filing (with the SEC) of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the S-4 (including financial statements and exhibits) and any amendments or supplements thereto and any fees required to be paid under the HSR Act.

           (b) COMPANY PAYMENTS.

             (i) Company shall pay to Parent in immediately available funds, within one (1) business day after demand by Parent (or prior to, and a condition to the effectiveness of, termination of this Agreement pursuant to
Section 7.1(h)), an amount equal to $120,000,000 (the "TERMINATION FEE") if this Agreement is terminated by Parent pursuant to Section 7.1(g) or by Company pursuant to Section 7.1(h).

             (ii) If (A) this Agreement is terminated by Parent or Company, as applicable, pursuant to Sections 7.1(b) or (d)(i), (B) prior to such termination a third party shall have announced an Acquisition Proposal and
(C) within twelve (12) months following the termination of this Agreement a Company Acquisition (as defined below) is consummated or Company enters into an agreement or binding letter of intent providing for a Company Acquisition, then Company shall pay Parent in immediately available funds at or prior to consummating such Company Acquisition an amount equal to the Termination Fee.

             (iii) Company acknowledges that the agreements contained in this
Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this Section 7.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement. For the purposes of this Agreement, "COMPANY ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 60% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Company of assets representing in excess of 60% of the aggregate fair market value of Company's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Company.

         7.4 AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

         7.5 EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

         8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement or in any certificate or instrument delivered pursuant to
Article VI shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

         8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery if delivered personally or sent via telecopy (receipt confirmed) or on the second business day after being sent if delivered by commercial delivery service, to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

           (a) if to Parent or Merger Sub, to:


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                           InfoSpace, Inc.
                           601 108th Avenue NE
                           Suite 1200
                           Bellevue, WA 98004
                           Attention:  General Counsel
                           Telecopy No.:  (425) 201-6170

                           with a copy to:
                           Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                           650 Page Mill Road
                           Palo Alto, CA 94304
                           Attention:       Barry Taylor, Esq.
                                            Lawrence Steele, Esq.
                                            Steve Camahort, Esq.
                           Telecopy No.: (650) 493-9300

(b)      if to Company, to:

                           Go2Net, Inc.
                           999 Third Avenue
                           Suite 4700
                           Seattle, WA 98014
                           Attention:  Chief Executive Officer
                           Telecopy No.: (206) 447-1625

                           with a copy to:

                           Hutchins, Wheeler & Dittmar, A Professional
                           Corporation
                           101 Federal Street
                           Boston, MA 02110
                           Attention:       Francis J. Feeney, Esq.
                           Telecopy No.:  (617) 951-1295

8.3      INTERPRETATION.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such


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

reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

           (b) For purposes of this Agreement, the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the officers of such party has actual knowledge of such matter.

           (c) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

           (d) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its subsidiaries taken as a whole; PROVIDED, HOWEVER that (i) no change, event, violation, inaccuracy, circumstance or effect directly attributable to (A) changes in general economic conditions or changes affecting the Internet industry generally or (B) (x) the loss of current or prospective customers that such entity successfully bears the burden of proving arose from such entity entering into this Agreement or (y) any other adverse effect that such entity shall have demonstrated is substantially attributable to the transactions contemplated by this Agreement or the announcement of the transactions contemplated by this Agreement shall constitute a Material Adverse Effect and (ii) in no event shall a decrease in the trading price of such entity's common stock in and of itself constitute a Material Adverse Effect.

           (e) For purposes of this Agreement, an "AGREEMENT," "ARRANGEMENT," "CONTRACT," "COMMITMENT" or "PLAN" shall mean a legally binding, written agreement, arrangement, contract, commitment or plan, as the case may be.

         8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         8.5 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedule and the Parent Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood, however, that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and
(b) except with respect to the Indemnified Parties under Section 5.10, are not intended to confer upon any other person any rights or remedies hereunder.

         8.6 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         8.7 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

         8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

         8.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         8.10 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         8.11 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION,


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

PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT
OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                 *****

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                            INFOSPACE, INC.


                            By: _____________________________________________

                            Name:____________________________________________

                            Title:___________________________________________



                            GIANTS ACQUISITION CORP.


                            By: _____________________________________________

                            Name:____________________________________________

                            Title:___________________________________________



                            GO2NET, INC.

                            By: _____________________________________________

                            Name:____________________________________________

                            Title:___________________________________________


**** REORGANIZATION AGREEMENT ****